UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report - January 6, 2009

(Date of earliest event reported)

INGERSOLL-RAND COMPANY LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-16831	75-2993910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(Address of principal executive offices, including zip code)

(441) 295-2838

(Registrant’s phone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 6, 2009, Trane U.S., Inc. (“Trane”), a wholly owned subsidiary of Ingersoll Rand Company Limited (the “Company”), announced that it had been awarded an Indefinite Delivery Indefinite Quantity Energy Savings Performance Contract (“ESPC”) by the U.S. Department of Energy (“DOE”). Fifteen other companies were also awarded ESPCs. This 8-K provides additional background information on the ESPC award.

Under the ESPC, Trane may participate in a competitive selection process for future task orders providing energy services work to federal government agencies. The ESPC award permits Trane to identify government sites and agencies requiring energy services and then work through the competitive selection and proposal process specified in the ESPC to procure a government task order. In addition, Trane may provide equipment or services to other companies that procure task orders under their ESPCs.

ESPC projects are generally complex and have long lead times. Under an ESPC, the contractor designs, constructs, and obtains the necessary financing for an energy savings project, and the federal government agency makes payments over time to the contractor from the savings reduction in the utility bills which are paid by the federal government agency’s appropriated funds over time. The contractor guarantees the energy improvements will generate savings. Moreover, the aggregate annual amount of payments to the contractor and payments for utilities cannot exceed the amount that the federal government agency would have paid for utilities without an ESPC. After the contract ends, all continuing cost savings accrue to the federal government agency.

Each of the sixteen ESPC provides for a maximum individual contract value of $5 billion over the life of the contract, which may extend through 2019 if the government elects to exercise all contract options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)

Date: January 8, 2009	/s/ Patricia Nachtigal
Patricia Nachtigal
Senior Vice President and General Counsel

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